Exhibit 10.3







November 10, 1994




Mr. Richard R. Hoffman
Executive Vice President and
Chief Operating Officer
Alamco, Inc.
200 West Main Street
Clarksburg, W. Va. 26302

Dear Mr. Hoffman:

The purpose of this letter agreement ("Agreement") is to define the terms and conditions of a temporary interim agreement under which Hope Gas, Inc. ("Hope") would pay Alamco, Inc. ("Alamco") for gas sold after September 1, 1994.

WHEREAS, Hope and Alamco have reached an agreement, in principle, the details of which are being reduced to writing in the form of an executable agreement (Gas Purchase Contract No. 9131); and,

WHEREAS, Hope and Alamco are working in good faith to get the details of Gas Purchase Contract No. 9131 finalized so that it can be executed as soon as possible; and,

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, the benefits to be derived by each party hereunder, and other good and valuable consideration, the adequacy and sufficiency of which is hereby acknowledged, the above-named parties do hereby mutually agree as follows:

1. The price paid for gas sold to Hope by Alamco, for deliveries of up to 4,000 dt per day, shall be comprised of:

a. Demand Charge. Hope agrees to pay Alamco a daily demand charge of $0.45 for 4,000 dekatherms per day.

b. Commodity Charge. The base commodity rate (per MMBtu) for natural gas purchased hereunder shall be set each month at "Inside F.E.R.C.'s" Gas Market Report, "Price of Spot Gas Delivered to Pipelines", for deliveries of Appalachian production into CNG Transmission Corporation's (CNGT's) dry transmission system.

2. Hope and Alamco expressly agree that this Agreement shall become null and void and have no force or effect immediately upon the full execution of Gas Purchase Contract No. 9131.

3. Hope and Alamco expressly agree that in the event either party finds Gas Purchase Contract No. 9131 unacceptable and/or the agreement, for any reason whatsoever, is not executed, the price paid for gas sold to Hope by Alamco will revert back to the price structure agreed upon by Hope and Alamco as evidenced by letter agreement dated May 6, 1994.

If the foregoing meets with your approval, please so indicate by executing both originals in the space provided and return one original to this office. Please keep one copy for your records.

Sincerely,

HOPE GAS, INC.

/s/ Nancy M. Aucremanne
Manager, Gas Supply

Accepted and Agreed to

this 11th day of November, 1994

ALAMCO, INC.

By:  /s/ Richard R. Hoffman
Its:  Executive Vice President